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                                                                     EXHIBIT 8.1

                 [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

                                                                May 8, 1998

Essex County Gas Company
7 North Hunt Road
Amesbury, Massachusetts 01913

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-4 of Eastern Enterprises ("Eastern"), a Massachusetts business trust, relating to the merger of a wholly owned subsidiary of Eastern, with and into Essex County Gas Company ("Essex"). Any capitalized item used and not defined herein has the meaning given to it in the Proxy Statement/Prospectus or the appendices thereto (including the Agreement).

     We have prepared, solely for purposes of the Registration Statement on Form S-4, the opinion set forth in the section entitled "THE MERGER (PROPOSAL
1) -- Federal Income Tax Consequences," which we confirm to be our opinion.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to this opinion under the captions "SUMMARY -- THE MERGER AND THE MERGER AGREEMENT -- Federal Income Tax Consequences," THE MERGER (PROPOSAL
1) -- Federal Income Tax Consequences," and "LEGAL MATTERS." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/  Wachtell, Lipton, Rosen & Katz